Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Maplebear Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(a)	25,300,000	$28.00	$708,400,000	0.0001102	$78,065.68

Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	$100,000,000	0.0001102	$11,020

	Total Offering Amounts					$708,400,000		$78,065.68

	Total Fees Previously Paid							$11,020

	Total Fee Offsets							—

	Net Fee Due							$67,045.68

(1)	Includes 3,300,000 additional shares of common stock that the underwriters have the option to purchase.